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                                                                   Exhibit 10.11


December 21, 2007

Mr. Peter Thauer
5 Denison Drive
Saddle River, NJ  07458


Dear Peter:

         Reference is made to the letter agreement between you and Cambrex and dated February 6, 2007 with respect to payment of a retention bonus and your right to severance payments upon a termination of employment with Cambrex (the "Letter Agreement"). As an inducement for you to continue your employment with Cambrex, rather than requiring a termination of your employment in order for you to receive the severance payments to which you are entitled under Section 6(d ) of your Employment Agreement dated as of February 6, 2006, amended by an amendment dated November 1, 2006 and further amplified by the Letter Agreement (the "Employment Agreement"), Cambrex hereby agrees to pay to you the amount of approximately $3,055,354 in a cash lump sum on or shortly after January 2, 2008 (the "Severance Amount"), less applicable withholding taxes, provided that you remain employed by Cambrex (or one of its affiliates) on such date. In addition Cambrex will pay all excise taxes on such amount directly to the Government. The Severance Amount will be paid together with any "gross-up" payment required pursuant to Section 9 of the Employment Agreement in respect of any excise taxes that may be imposed as a result of the payment of the Severance Amount.

          Your acceptance of any payment of the Severance Amount will be in full satisfaction of Cambrex' obligation to provide you with severance payments under the Letter Agreement and the Employment Agreement, and any rights to severance payments shall thereafter be of no further force or effect. As provided in the Employment Agreement all your outstanding equity rights will be accelerated as of January 2, 2008. However, if your employment is terminated for any reason prior to January 2, 2008, you shall not be paid the Severance Amount pursuant to this agreement and instead you will receive the severance payments and benefits as provided under the terms of the Employment Agreement and the Letter Agreement, provided that such payments may be subject to a six-month waiting period to the extent necessary to comply with Section 409A of the Internal Revenue Code.

           The foregoing amendment to your rights to severance payments under the Employment Agreement and the Letter Agreement shall be deemed to constitute

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an election pursuant to Section 3.02 of IRS Notice 2006-79, so that the payment of the Severance Amount will be in compliance with Section 409A of the Internal Revenue Code.

          If the foregoing is acceptable to you, please indicate such acceptance by signing a copy of this letter and returning it to my attention prior to December 31, 2007.



Sincerely,


James A. Mack,
Chairman & Chief Executive Officer



Agreed and Accepted


/s/ Peter E. Thauer
-------------------------
Peter E. Thauer

Date: 12/31/07